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Exhibit 10.7

Confidential

JDS Uniphase Corporation
1768 Automation Parkway
San Jose, California 95131

July 18, 2003

Dr. Jozef Straus

Dear Jozef:

        On behalf of the JDS Uniphase Board of Directors, I am taking this opportunity to thank you wholeheartedly for your many years of leadership, first as a founder and Chief Executive Officer of JDS Fitel, and currently as Chief Executive Officer of JDS Uniphase. Through the ups and downs your wisdom and guidance have been invaluable to Board, the employees and the stockholders. Your warm heart, sense of humor and unflagging devotion to this Company and its people have been an inspiration to us all and a constant source of support in good times and bad. With your proposed retirement from the role of Chief Executive Officer, we are extremely pleased that, in such event, you have decided to continue to support this Company as a Director and as an executive. You are a unique and valuable resource and we look forward to the years ahead as we continue to work together to build our company and support the long-term interests of the stockholders.

        This letter will confirm the Board's proposal for the terms of your continued employment by the Company. This proposal reflects the parties' present intention, but is not binding on either party and is conditioned upon (a) the employment of Kevin Kennedy as Chief Executive Officer of the Company, upon terms and conditions acceptable to the Board and Mr. Kennedy, on or prior to September 30, 2003, (b) the execution of a definitive amendment to your current employment agreement reflecting the terms of the below proposal, and (c) the approval of the terms hereof by the Board of Directors.

Proposal

  A.
  Commencing concurrently with Mr. Kennedy's employment as Chief Executive Officer, you would continue your employment with the Company as Founder Emeritus and Advisor to the CEO. The term of this employment would expire concurrently with the expiration of your current employment agreement (i.e., July 6, 2004). During this period, you would continue to receive the salary, bonus and other benefits provided for in your current employment agreement. Your position as a member of the Board of Directors would not be affected by this transition; provided that you would relinquish the "Co-Chairman" title.

  B.
  At the expiration of the term or your current employment agreement, your continued role as an employee of the Company (as Founder Emeritus and Advisor to the CEO or in an alternative capacity, such as a consultant) would be subject to your agreement and the agreement of the Chief Executive Officer and the Board of Directors. The terms of any such engagement would be as agreed by such parties. Also, upon such expiration, and for so long as you remained a member of the Board of Directors, you would be eligible for all non-executive Director compensation and retirement benefits related thereto.

  C.
  For so long as you continue as an employee of the Company (in any capacity), you will continue to receive all customary health benefits with extension as applicable to Canadian employees.

  D.
  As you will continue to be the Chief Executive Officer at the time of the pending executive officer semi-annual option grant, you would be eligible for, and, subject to Board approval, would receive, the grant currently proposed for the Chief Executive Officer. All subsequent stock option and other equity grants to you would be in accordance with the non-executive

    Director program, with respect to which you would be eligible commencing with the transition of the Chief Executive Officer.

  E.
  Your current employment agreement would be modified to provide that all stock options granted to you at any time during which you are an employee (in any capacity) of the Company would be modified such that, upon the later of (a) the termination of your employment as an employee (in any capacity) of the Company, and (b) the termination of your membership on the Board of Directors, all then vested options would be exercisable for the full term of the applicable grant.

  F.
  Your current change of control agreement, which expires on July 6, 2004, would continue, unaffected by this proposal.

        If this proposal is acceptable to you, please acknowledge your acceptance below. On behalf of the Board of Directors, I look forward to continuing our long and productive relationship.

Very truly yours,

/s/ MARTIN A. KAPLAN Martin A. Kaplan Chairman of the Board of Directors
Acknowledged and Agreed:

/s/ JOZEF STRAUS Jozef Straus

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  Exhibit 10.7